                                                                 EXHIBIT (j)(2)



                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Trustees and Shareholders of Van Kampen Pennsylvania Tax Free Income Fund:


We consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Other Information- Independent Auditors" in the Statement of Additional Information and to the inclusion of our report dated November 11, 1999 related to the statement of changes in net assets for the year ended September 30, 1999 and the financial highlights for each of the periods in the four-year period ending September 30, 1999 as an Exhibit in the Registration Statement.

/s/ KPMG LLP


Chicago, Illinois
January 26, 2001